Exhibit 10.1

Exhibit 10.1

Exhibit 10.1

Exhibit 10.1

CARS COMMERCE™

September 24, 2026

Via: Trent.M.Ziegler@gmail.com
Trent Ziegler
Charlotte, NC

Dear Trent,

I am pleased to extend an offer for you to join Cars.com, Inc, d/b/a Cars Commerce Inc. ("Cars Commerce"). We are confident that you, your skills and your experience will be a tremendous addition to the team. The purpose of this letter is to briefly summarize the details of our offer.

Position: Chief Financial Officer
Business Unit: Finance
Location: Charlotte, NC /Remote
Reports To: Tobias (Tobi) Hartmann
Anticipated Start Date: October 19th, 2026
Base Salary: $475,000

This position is exempt from the overtime provisions of the Fair Labor Standard Act.

Annual Performance Bonus Plan
You will be eligible to participate in the Performance Bonus Plan as provided by the plan terms. This bonus opportunity is based on your base salary and attainment of specific key financial goals and performance objectives. The bonus target award for your position is 80% of your actual base salary and therefore is prorated based on hire date.

Long Term Incentive Plan / Equity Compensation
In addition, we will recommend to the Compensation Committee that you participate in the Cars Commerce LTIP Plan through which you may periodically receive grants of restricted stock units, performance stock units, or other equity-related awards, subject to the terms and conditions thereof. Your initial New Hire equity award will be valued at $3,500,000 and be made in Restricted Stock Units (RSUs) that vest ratably at 33% annually.

The number of units you receive for both awards will be rounded to the nearest whole share based on the 30 trading day average closing price of CARS stock (NYSE) on the grant date and is not official until the Compensation Committee of the Board of Directors approves the grant in its sole discretion and in accordance with our normal LTIP grant processes.

Please note that the Annual Performance Bonus Plan and Long Term Incentive Plan are generally administered annually, in varying amounts, and may be amended or terminated at any time and for any reason. Also, final award values are based on the Company's and your performance and applicable guidelines, which may be changed at any time. Equity grants are not official until authorized by the Compensation Committee of our Board of Directors.

Signing Bonus
Cars Commerce will also pay you a one-time bonus in the gross amount of $275,000.00 (the "Special Bonus"). In the event that you either voluntarily terminate employment with Cars Commerce or you are terminated for cause within 24 months of your employment beginning, you will be required to repay the Special Bonus amount to Cars Commerce within 30 days of your termination date as follows; 100% of the Special Bonus to be repaid if departure occurs within the first twelve months of employment, 50% repayment if departure occurs within the second twelve months of employment.

Severance & Change in Control
Additionally, you will be eligible to participate in the company's Executive Severance Plan and Change in Control Severance Plan for senior executives. Participation is subject to approval by the Compensation Committee of the Board of Directors.

Company Benefits
Effective on your start date, you will be eligible to participate in the Cars Commerce Benefit Package for salaried employees (summary included in your Offer Packet). You will be provided with additional information on or before your start date.

Paid Time Off Entitlement
You will be eligible to receive 23 days of PTO per calendar year, as provided by the Company's vacation policy. The actual number of days of PTO will be prorated based on your start date. The Cars Commerce PTO policy accrues PTO days based on the calendar year. Employees earn PTO days as the year passes based on their PTO allotment. Our policy allows employees the flexibility to schedule and take PTO days before they are accrued based on the agreement that those days will be paid back to the company should you leave the company before accruing the days taken.

By accepting this offer of employment from the Company, I, (Trent Ziegler) acknowledge and agree that it is my obligation to repay to the Company any PTO that was taken, but not accrued on my last day worked due to (a) voluntarily terminating my employment or (b) I am terminated by the Company for cause - "cause" being defined to include violation of Company policies and procedures, abandonment of my position, neglect or willful misconduct in the performance of my duties, any intentional omission or misrepresentation in connection with my application for employment, or any action or inaction which causes or has the potential to cause harm to the Company, its people, assets or brands (the "Obligation").

Further, by my acceptance of this offer of employment from the Company, I also hereby authorize my employer, the Cars Commerce Company as may be applicable to me (the "Company"), to deduct the amount of the Obligation from my final paycheck, severance payment, or any other monetary sums due and paid to me at the time of my termination. If such final paycheck(s) is not sufficient to fully discharge the Obligation, I acknowledge that I shall remain obligated to repay the Company any remaining balance.

Response Date
This offer of employment will expire on **September 24, 2026**. At close of business on that date, this offer shall be considered to have been withdrawn unless the time period for acceptance has been extended by the Company. Please respond to us with your decision by the appropriate date.

This offer is made contingent upon your completion of a satisfactory background check, including your criminal history as well as verification of your employment history, education and social security number and your authorization to lawfully work for the Company in the position and location offered above. You acknowledge and understand that the Company may revoke this offer, notwithstanding that you may have already accepted the offer by signing below and without liability or further obligations to you, in the event that the results of any of the foregoing components of your background check are not satisfactory or for any other reason in the Company's sole discretion.

The start date noted in this offer letter is anticipatory. Your actual start date will be based on various factors such as the timing of your acceptance, the time to complete your background check, the period of notice you provide to your current employer, the Company's business conditions and other potential factors. Upon accepting this offer, you will coordinate with your hiring manager and HR to confirm the actual start date.

The above describes in part our current policies, programs, and perquisites. The Company reserves the right to amend, modify or delete such policies, programs, and perquisites at any time. In addition, this letter is not intended to be and should not be construed to be a contract or offer of employment for any specific term.

By signing below you acknowledge and agree that your employment with the Company is and at all times shall be "at will," meaning that it may be terminated by either you or the Company at any time, with or without cause or notice and to the terms and conditions of employment as stated in this offer letter.

We look forward to you joining us and are confident you will have a tremendous impact on our organization!

Warm wishes,

Sarah Archibong
Chief People Officer

Trent Ziegler ______________________________ 09/24/2026 ___________________________

Name Date

I hereby accept the offer and terms and conditions:

Trent Ziegler (Sep 24, 2026 17:23:55 EDT)
______________________________ 09/24/2026 ___________________________

Trent Ziegler Date

The above describes in part our current policies, programs, and perquisites. The Company reserves the right to amend, modify or delete such policies, programs, and perquisites at any time. In addition, this letter is not intended to be and should not be construed to be a contract or offer of employment for any specific term.

By signing below you acknowledge and agree that your employment with the Company is and at all times shall be "at will," meaning that it may be terminated by either you or the Company at any time, with or without cause or notice and to the terms and conditions of employment as stated in this offer letter.

We look forward to you joining us and are confident you will have a tremendous impact on our organization!

Warm wishes,

Sarah Archibong
Chief People Officer

	September 24, 2026
Name	Date

I hereby accept the offer and terms and conditions:

Trent Ziegler	Date